Exhibit 10.7

TOPS HOLDING CORPORATION

2007 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

TIME VESTING

GRANT

This Option Agreement evidences the grant by Tops Holding Corporation (the “Company”), in accordance with the Tops Holding Corporation 2007 Stock Incentive Plan (the “Plan”), of a Non-Qualified Stock Option (the “Option”) to [          ] (“Eligible Employee”) to purchase from the Company [        ] shares of common stock, par value $0.001 per share, of the Company (the “Stock”) at an Option Price per share equal to $[        ].  This Option is granted effective as of [          ] (the “Grant Date”).

TOPS HOLDING CORPORATION

By:
Name:
Title:

TERMS AND CONDITIONS

Section 1.                                           Plan.  This Option is subject to all of the terms and conditions set forth in the Plan and this Option Agreement, and all capitalized terms not otherwise defined in this Option Agreement shall have the respective meaning of such terms as defined in the Plan.  If a determination is made that any term or condition set forth in this Option Agreement is inconsistent with the Plan, the Plan shall control.  A copy of the Plan is attached hereto as Exhibit A.

Section 2.                                           Exercise Rights.

(a)                                 General Rule.  Subject to accelerated vesting pursuant to the terms hereof or Section 12.1 of the Plan, Eligible Employee automatically shall have the right under this Option Agreement to exercise this Option in accordance with the following schedule, if Eligible Employee remains continuously employed by the Company or an Affiliate or a Subsidiary (“Employer”) from the Grant Date through the vesting date set forth in the schedule below:

Vesting Date	Total Shares for Which Options are First Exercisable

Eligible Employee shall not have the right to exercise this Option with respect to any fractional share of Stock.  If this schedule would otherwise permit the Eligible Employee to exercise this Option with respect to a fractional share of Stock on any vesting date, the number of shares of Stock that shall become exercisable on such vesting date shall be rounded down to the next lowest whole number of shares of Stock.  Subject to Section 2(b) and Section 3, on the last vesting date listed above, the Eligible Employee shall have the right to exercise this Option with respect to all previously unexercisable shares of Stock.

(b)                                Special Rules.

(1)                                  Termination Without Cause; Resignation. Subject to Section 3, if Eligible Employee’s employment is terminated (other than as described in Section 2(b)(2) or 2(b)(3) below) or if Eligible Employee resigns for any reason, this Option, to the extent then vested and exercisable, must be exercised within thirty (30) days of such termination or resignation, as applicable.  At the end of such thirty (30) day period the Option shall expire and be forfeited to the extent then un-exercised.  The unvested remainder of this Option shall expire and be immediately and automatically forfeited upon such termination or resignation, as applicable.

(2)                                 Termination for Cause.  If Eligible Employee’s employment is terminated for Cause, this Option shall expire and be immediately and automatically forfeited at the time of such Eligible Employee’s termination.  In addition, if after Eligible Employee’s termination of employment under Section 2(b)(1) or 2(b)(3) the Board of Directors of the Company (the “Board”) becomes aware of facts that, if they had been aware of at the time of termination, could have permitted the Board to terminate Eligible Employee’s employment for Cause, then this Option shall expire and be immediately and automatically forfeited at the time of such determination of Cause by the Board.

(3)                                 Death or Disability.  Subject to Section 3, if Eligible Employee’s employment terminates due to “Disability” (as defined in Section 2(c)) or death, this Option to the extent then vested and exercisable, must be exercised at any time within six (6) months of such death or Disability.  At the end of such 6-month period the Option shall expire and be automatically forfeited to the extent then un-exercised.  The unvested remainder of this Option shall expire and be immediately and automatically forfeited upon such death or Disability.

(c)                                 Definitions.

(1)                                 Cause.  For purposes of this Option Agreement, “Cause” means (i) the willful failure by the Eligible Employee to perform such duties as are reasonably requested by the Board or the Company’s Chief Executive Officer, as determined in good faith by the Board, and such failure shall have continued for a period of ten (10) days after the Company gives written notice to Eligible Employee specifying such failure, (ii) the failure by the Eligible Employee to observe material Company policies generally applicable to employees of the Company, (iii) gross negligence or willful misconduct by the Eligible Employee in the performance of his duties, as determined in good faith by the Board, (iv) the commission by the Eligible Employee of any act of fraud (including, without limitation, any material misrepresentation made by Eligible Employee to the Company or any of its predecessors or affiliates, including, without limitation, Morgan Stanley, and their respective agents, in connection with such party’s evaluation of Eligible Employee as a prospective employee), theft or financial dishonesty with respect to the Company or any of its affiliates, (v) the Eligible Employee’s indictment, conviction of, or pleading no contest or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude, (vi) breach of any material provision of any employment agreement between Eligible Employee and the Company, (vii) failure of the Eligible Employee to obtain or retain any permits, licenses or approvals which may be required by any state or local authorities in order to permit the Eligible Employee to continue employment in the ordinary course, (viii) any act or omission that is materially injurious (financially or otherwise) to the Company or its reputation, (ix) chronic absenteeism or (x) alcohol or other substance abuse by the Eligible Employee.  The Board shall determine whether Cause for termination exists.  Notwithstanding the foregoing, in the event the Eligible Employee has an employment agreement with the Company that provides for termination for “cause” or “reasonable cause”, the definition of cause or reasonable cause, as applicable, contained in such employment agreement shall govern this Option Agreement.

(2)                                 Disability.  For purposes of this Option Agreement, “Disability” has the same definition as under the then-existing disability insurance plan covering Eligible Employee.  The Board shall determine whether Eligible Employee has a Disability.  Notwithstanding the foregoing, in the event the Eligible Employee has an employment agreement with the Company that provides for termination for “disability”, the definition of “disability” contained in such employment agreement shall govern this Option Agreement.

(d)                                Other Conditions.  At the discretion of the Committee, the grant of this Option may be conditioned on Eligible Employee’s execution of a non-disclosure agreement, a non-solicitation agreement, a non-disparagement agreement and/or a noncompete agreement in the form(s) presented to Eligible Employee.  If the grant of this Option is conditioned on such agreement(s) and any such agreement is not executed on or prior to the date the Eligible Employee executes this Option (or such later date as may be provided by the Committee), this Option shall automatically expire at such time as is determined by the Committee in its sole discretion.

Section 3.                                           Life of Option.  This Option shall expire and shall not be exercisable for any reason on or after the tenth anniversary of the Grant Date.

Section 4.                                           Method of Exercise of Option.  Eligible Employee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under Section 2) on any normal business day of the Company by (a) delivering a copy of this Option Agreement to the Company, together with written notice of the exercise of the Option, (b) simultaneously paying to the Company the Option Price for the number of Options being exercised and (c) making such statements as the Company may reasonably require under Section 9 or entering into the Shareholders’ Agreement (as defined herein) as the Company may reasonably require under Section 11.  The payment of such Option Price shall be made either in cash or by check.  The Company may suspend the Eligible Employee’s exercise of this Option pending a determination by the Board regarding whether Cause for termination of Eligible Employee’s employment exists.  If the Board determines that Cause exists, the notice of exercise shall be rescinded and the Eligible Employee’s Option Price returned to him.

Section 5.                                           Delivery.  The Company shall deliver a properly issued certificate for any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise (or otherwise register such Stock in the name of Eligible Employee), and such delivery (or registration in the name of Eligible Employee) shall discharge the Company of all of its duties and responsibilities with respect to this Option to the extent so exercised.

Section 6.                                           Nontransferable; Notice.  Except as expressly authorized in writing by the Board, no rights granted under this Option shall be transferable by Eligible Employee other than by will or by the laws of descent and distribution, and the rights granted under this Option shall be exercisable during Eligible Employee’s lifetime only by Eligible Employee or his legal representative in the event of his incapacity.  The Person or Persons, if any, to whom this Option is transferred by will or by the laws of descent and distribution or through a written Board authorization shall be treated after such transfer the same as Eligible Employee under this Option Agreement.  Eligible Employee shall promptly notify the Company of any change in the holder of this Option or any change in Eligible Employee’s address or permanent place of residence.

Section 7.                                           No Right to Continue Service.  Neither the Plan, this Option, nor any related material shall give Eligible Employee the right to continue in employment by Employer or any other Subsidiary or Affiliate or shall adversely affect the right of Employer or any Subsidiary or Affiliate to terminate Eligible Employee’s employment with or without Cause at any time.

Section 8.                                           Stockholder Status.  Eligible Employee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued to (or registered in the name of) Eligible Employee and, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock.

Section 9.                                           Stock Held For Investment.  As a condition to the delivery of the certificate for any shares of Stock purchased pursuant to the exercise of this Option (or the registration of such Stock in the name of Eligible Employee), Eligible Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

Section 10.                                     Other Laws.  If any change in circumstances after the grant of this Option would create a substantial risk for the Company that the issuance or transfer of any Stock under this Option to Eligible Employee at the time Eligible Employee tenders any payment to exercise this Option would violate any applicable law or regulation (including, without limitation, federal or state securities laws), the Company at that time shall (a) take such action as the Committee deems fair and reasonable and permissible under such law or regulation either (1) to continue to maintain the status of this Option as outstanding until Eligible Employee can exercise this Option without any substantial risk of such a violation or (2) to fully and fairly compensate Eligible

Employee for the cancellation of this Option and thereafter to cancel this Option and (b) refund any payment made by Eligible Employee to exercise this Option.

Section 11.                                     Shareholders’ Agreement; Legends.  The Common Stock issuable to Eligible Employee pursuant to the terms hereof shall be subject to the terms and conditions of that certain Shareholders’ Agreement dated as of December 1, 2007, between the Company and its stockholders identified therein (as the same may be amended, restated, modified, or otherwise supplemented from time-to-time, the “Shareholders’ Agreement”).  The certificate(s) evidencing the Stock may include one or more legends that reference or describe the conditions upon exercise referenced in this Section 11.

Section 12.                                     Withholding.  Employer or another Subsidiary or Affiliate shall have the right upon the exercise of this Option to take such action as Employer or such other Subsidiary or Affiliate deems necessary or appropriate to satisfy the federal and state tax withholding requirements arising out of the exercise of this Option, including (but not limited to) withholding shares of Stock that otherwise would be transferred to Eligible Employee as a result of the exercise of this Option to satisfy the minimum statutory withholding requirements.

Section 13.                                     Confidentiality.  Eligible Employee agrees to keep this Option and the Plan, including the terms herein and therein, confidential and to not use or disclose, at any time, such terms; provided, however, that Eligible Employee may disclose the terms of this Option to such advisors as is reasonably necessary for tax or estate planning purposes.

Section 14.                                     Governing Law; Limitation on Liability.  The Plan and this Option shall be governed by the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule).  IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR LOST OPPORTUNITY, OR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING LEGAL FEES.

Section 15.                                     Binding Effect.  This Option shall be binding upon the Company and Eligible Employee and their respective heirs, executors, administrators and successors.

Section 16.                                     Headings and Sections.  The headings contained in this Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option.  Any references to sections in this Option Agreement shall be to sections of this Option Agreement unless otherwise expressly stated as part of such reference.

Exhibit A

2007 Stock Incentive Plan

See attached.